Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harris Corporation Retirement Plan of our reports dated August 29, 2017, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
February 1, 2018